EXHIBIT 21

RELIABILITY INCORPORATED

LIST OF SUBSIDIARIES

Name	Place of Incorporation
Reliability Singapore Pte Ltd.	Singapore
Medallion Electric Acquisition Corporation (Effective April 1, 2007)	Florida